Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 12, 2018

COMMERCE BANCSHARES, INC. REPORTS RECORD
SECOND QUARTER EARNINGS PER SHARE OF $1.01

Commerce Bancshares, Inc. announced record earnings of $1.01 per common share for the three months ended June 30, 2018 compared to $.71 per share in the same quarter last year and $.92 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the second quarter amounted to $110.3 million, compared to $79.0 million in the second quarter of 2017 and $101.0 million in the prior quarter. For the quarter, the return on average assets was 1.80%, the return on average common equity was 16.8%, and the efficiency ratio was 54.1%.

For the six months ended June 30, 2018, earnings per common share totaled $1.93 compared to $1.36 for the first six months of 2017. Net income attributable to Commerce Bancshares, Inc. amounted to $211.3 million for the six months ended June 30, 2018 compared to $150.5 million in the comparable period last year, or an increase of 40.4%. Year to date, the return on average assets was 1.73% and the return on average common equity was 16.2%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “We are pleased to report strong earnings growth this quarter as a result of an increase in top line revenue, along with stable expenses and low credit costs. Compared to the prior quarter, net interest income grew $18.1 million but included an equity dividend of $8.9 million this quarter, offset by a comparable securities loss. Excluding this item, our net interest margin grew 13 basis points this quarter to 3.50%, reflecting increased interest earned on our loan portfolio coupled with stable deposit costs. Compared to the same period last year, fee income grew 8.2%, driven mainly by increases in bank card, trust, swap and deposit fee income. While total average loan balances were flat with the prior quarter, we experienced growth in our commercial and industrial, construction, and mortgage loan portfolios. Our consumer auto loan portfolio declined mostly as a result of a sale of $25.9 million of auto loans to another financial institution this quarter.”

Mr. Kemper added, “The U.S. economy remains strong, and our credit environment continues to be very favorable. For the current quarter, net loan charge-offs totaled $10.0 million, compared to $10.4 million in the prior quarter and $10.8 million in the same quarter last year. The decline in net loan charge-offs was mainly the result of lower personal banking loan losses this quarter. The ratio of annualized net loan charge-offs to average loans was .29% this quarter compared to .30% last quarter. Non-performing assets declined this quarter to $10.5 million, while the provision for loan losses matched net loan charge-offs and the allowance for loan losses amounted to $159.5 million, or 1.14% of period end loans.”

(more)

Total assets at June 30, 2018 were $24.5 billion, total loans were $14.0 billion, and total deposits were $20.3 billion. During the quarter, the Company paid a common cash dividend of $.235 per share, representing a 9.8% increase over the rate paid in 2017, and also paid an annualized 6% cash dividend on its preferred stock.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates banking facilities in nine key markets including St. Louis, Kansas City, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City and Denver. The Company also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids.

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
FINANCIAL SUMMARY
Net interest income	$210,959	$192,892	$182,807	$403,851	$361,080
Non-interest income	124,850	119,690	115,380	244,540	224,993
Total revenue	335,809	312,582	298,187	648,391	586,073
Investment securities gains (losses), net	(3,075)	5,410	1,651	2,335	879
Provision for loan losses	10,043	10,396	10,758	20,439	21,886
Non-interest expense	181,860	182,277	176,890	364,137	356,267
Income before taxes	140,831	125,319	112,190	266,150	208,799
Income taxes	29,507	23,258	33,201	52,765	58,108
Non-controlling interest expense	994	1,077	29	2,071	227
Net income attributable to Commerce Bancshares, Inc.	110,330	100,984	78,960	211,314	150,464
Preferred stock dividends	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$108,080	$98,734	$76,710	$206,814	$145,964
Earnings per common share:
Net income — basic	$1.02	$.92	$.71	$1.94	$1.36
Net income — diluted	$1.01	$.92	$.71	$1.93	$1.36
Effective tax rate	21.10%	18.72%	29.60%	19.98%	27.86%
Tax equivalent net interest income	$215,775	$196,638	$190,865	$412,413	$378,187
Average total interest earning assets (1)	$23,683,587	$23,693,350	$24,035,661	$23,688,441	$24,143,944
Diluted wtd. average shares outstanding	106,029,417	105,965,845	105,943,427	105,997,807	105,874,808

RATIOS
Average loans to deposits (2)	68.85%	69.09%	65.25%	68.97%	64.82%
Return on total average assets	1.80	1.66	1.26	1.73	1.21
Return on average common equity (3)	16.78	15.58	12.48	16.19	12.12
Non-interest income to total revenue	37.18	38.29	38.69	37.71	38.39
Efficiency ratio (4)	54.06	58.21	59.21	56.06	60.67
Net yield on interest earning assets	3.65	3.37	3.18	3.51	3.16

EQUITY SUMMARY
Cash dividends per common share	$.235	$.235	$.214	$.470	$.429
Cash dividends on common stock	$25,096	$25,106	$22,903	$50,202	$45,816
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$4,500	$4,500
Book value per common share (5)	$24.64	$24.02	$23.28
Market value per common share (5)	$64.71	$59.91	$54.12
High market value per common share	$67.42	$61.88	$55.18
Low market value per common share	$57.87	$54.85	$49.54
Common shares outstanding (5)	106,614,043	106,617,497	106,697,257
Tangible common equity to tangible assets (6)	10.18%	9.88%	9.37%
Tier I leverage ratio	11.18%	10.83%	9.87%

OTHER QTD INFORMATION
Number of bank/ATM locations	322	325	334
Full-time equivalent employees	4,797	4,799	4,805

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
Interest income	$225,623	$205,995	$201,572	$194,244	$193,594	$431,618	$381,591
Interest expense	14,664	13,103	11,564	11,653	10,787	27,767	20,511
Net interest income	210,959	192,892	190,008	182,591	182,807	403,851	361,080
Provision for loan losses	10,043	10,396	12,654	10,704	10,758	20,439	21,886
Net interest income after provision for loan losses	200,916	182,496	177,354	171,887	172,049	383,412	339,194
NON-INTEREST INCOME
Bank card transaction fees	43,215	41,453	42,888	39,166	37,295	84,668	73,046
Trust fees	37,036	36,062	35,405	34,620	33,120	73,098	65,134
Deposit account charges and other fees	23,893	22,982	22,598	22,659	22,861	46,875	44,803
Capital market fees	1,992	2,291	1,743	1,755	2,156	4,283	4,498
Consumer brokerage services	3,971	3,768	3,576	3,679	3,726	7,739	7,375
Loan fees and sales	3,229	2,862	3,099	3,590	4,091	6,091	7,259
Other	11,514	10,272	10,074	11,418	12,131	21,786	22,878
Total non-interest income	124,850	119,690	119,383	116,887	115,380	244,540	224,993
INVESTMENT SECURITIES GAINS (LOSSES), NET	(3,075)	5,410	27,209	(3,037)	1,651	2,335	879
NON-INTEREST EXPENSE
Salaries and employee benefits	115,589	115,894	115,741	111,382	108,829	231,483	221,198
Net occupancy	11,118	11,584	11,280	11,459	11,430	22,702	22,873
Equipment	4,594	4,431	4,692	4,491	4,776	9,025	9,385
Supplies and communication	5,126	5,313	6,118	5,517	5,446	10,439	11,155
Data processing and software	21,016	20,690	21,090	19,968	20,035	41,706	39,940
Marketing	5,142	4,805	3,937	4,676	4,488	9,947	7,712
Deposit insurance	3,126	3,457	3,444	3,479	3,592	6,583	7,063
Community service	656	729	25,511	3,006	2,916	1,385	5,860
Other	15,493	15,374	17,046	15,239	15,378	30,867	31,081
Total non-interest expense	181,860	182,277	208,859	179,217	176,890	364,137	356,267
Income before income taxes	140,831	125,319	115,087	106,520	112,190	266,150	208,799
Less income taxes	29,507	23,258	20,104	32,294	33,201	52,765	58,108
Net income	111,324	102,061	94,983	74,226	78,989	213,385	150,691
Less non-controlling interest expense (income)	994	1,077	628	(338)	29	2,071	227
Net income attributable to Commerce Bancshares, Inc.	110,330	100,984	94,355	74,564	78,960	211,314	150,464
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$108,080	$98,734	$92,105	$72,314	$76,710	$206,814	$145,964
Net income per common share — basic	$1.02	$.92	$.86	$.68	$.71	$1.94	$1.36
Net income per common share — diluted	$1.01	$.92	$.86	$.67	$.71	$1.93	$1.36

OTHER INFORMATION
Return on total average assets	1.80%	1.66%	1.50%	1.19%	1.26%	1.73%	1.21%
Return on average common equity (1)	16.78	15.58	14.17	11.35	12.48	16.19	12.12
Efficiency ratio (2)	54.06	58.21	67.40	59.73	59.21	56.06	60.67
Effective tax rate	21.10	18.72	17.56	30.22	29.60	19.98	27.86
Net yield on interest earning assets	3.65	3.37	3.29	3.17	3.18	3.51	3.16
Tax equivalent net interest income	$215,775	$196,638	$197,917	$190,497	$190,865	$412,413	$378,187

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	June 30, 2018	March 31, 2018	June 30, 2017
ASSETS
Loans
Business	$4,990,298	$4,960,614	$4,852,408
Real estate — construction and land	967,151	932,058	848,152
Real estate — business	2,727,580	2,724,584	2,727,349
Real estate — personal	2,102,586	2,069,012	2,009,203
Consumer	2,012,644	2,069,235	2,038,514
Revolving home equity	374,557	382,825	403,387
Consumer credit card	775,214	752,651	740,865
Overdrafts	4,081	2,382	6,714
Total loans	13,954,111	13,893,361	13,626,592
Allowance for loan losses	(159,532)	(159,532)	(157,832)
Net loans	13,794,579	13,733,829	13,468,760
Loans held for sale	20,352	16,435	22,002
Investment securities:
Available for sale debt securities	8,412,376	8,432,180	9,391,853
Trading debt securities	31,156	32,025	22,291
Equity securities	4,444	51,512	49,616
Other securities	112,309	108,320	100,620
Total investment securities	8,560,285	8,624,037	9,564,380
Federal funds sold and short-term securities purchased under agreements to resell	31,500	17,000	16,520
Long-term securities purchased under agreements to resell	700,000	700,000	625,000
Interest earning deposits with banks	114,947	134,697	80,860
Cash and due from banks	386,339	423,048	433,747
Land, buildings and equipment — net	331,782	332,253	334,586
Goodwill	138,921	138,921	138,921
Other intangible assets — net	8,083	7,893	7,002
Other assets	437,954	483,129	387,065
Total assets	$24,524,742	$24,611,242	$25,078,843
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,876,756	$6,953,430	$7,314,506
Savings, interest checking and money market	11,761,832	11,828,138	11,427,615
Time open and C.D.’s of less than $100,000	603,629	615,401	679,668
Time open and C.D.’s of $100,000 and over	1,079,340	1,141,502	1,403,873
Total deposits	20,321,557	20,538,471	20,825,662
Federal funds purchased and securities sold under agreements to repurchase	1,166,759	1,132,329	1,256,444
Other borrowings	9,291	9,214	101,903
Other liabilities	255,752	225,500	266,627
Total liabilities	21,753,359	21,905,514	22,450,636
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	535,407	535,407	510,015
Capital surplus	1,804,057	1,802,785	1,546,534
Retained earnings	408,374	325,390	390,853
Treasury stock	(15,854)	(15,681)	(10,373)
Accumulated other comprehensive income (loss)	(108,781)	(89,563)	42,070
Total stockholders’ equity	2,767,987	2,703,122	2,623,883
Non-controlling interest	3,396	2,606	4,324
Total equity	2,771,383	2,705,728	2,628,207
Total liabilities and equity	$24,524,742	$24,611,242	$25,078,843

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
ASSETS:
Loans:
Business	$4,962,171	$4,934,621	$4,818,419	$4,777,222	$4,827,439
Real estate — construction and land	971,854	951,930	948,043	887,596	862,479
Real estate — business	2,726,697	2,733,812	2,720,356	2,710,453	2,701,144
Real estate — personal	2,078,972	2,062,083	2,044,651	2,017,264	2,003,997
Consumer	2,025,585	2,072,168	2,100,762	2,070,398	1,997,761
Revolving home equity	378,366	392,727	394,231	395,212	399,730
Consumer credit card	754,199	757,692	756,544	739,692	731,471
Overdrafts	4,497	4,628	5,295	4,373	4,505
Total loans	13,902,341	13,909,661	13,788,301	13,602,210	13,528,526
Allowance for loan losses	(158,664)	(158,779)	(157,026)	(156,909)	(157,003)
Net loans	13,743,677	13,750,882	13,631,275	13,445,301	13,371,523
Loans held for sale	22,202	19,115	18,158	21,227	18,341
Investment securities:
U.S. government and federal agency obligations	923,183	916,655	917,664	917,808	910,821
Government-sponsored enterprise obligations	354,156	405,681	452,104	456,668	450,362
State and municipal obligations	1,394,766	1,513,243	1,630,660	1,699,365	1,771,674
Mortgage-backed securities	4,067,152	3,925,904	3,949,933	3,718,697	3,708,124
Asset-backed securities	1,407,300	1,469,488	1,622,778	2,025,415	2,335,344
Other debt securities	340,246	341,821	351,177	322,231	320,869
Unrealized gain (loss) on debt securities	(122,114)	(43,238)	36,875	73,291	57,547
Total available for sale debt securities	8,364,689	8,529,554	8,961,191	9,213,475	9,554,741
Trading debt securities	26,101	21,966	20,401	21,149	21,062
Equity securities	47,179	50,507	82,416	51,204	53,162
Other securities	108,563	100,993	95,485	100,776	99,545
Total investment securities	8,546,532	8,703,020	9,159,493	9,386,604	9,728,510
Federal funds sold and short-term securities purchased under agreements to resell	36,791	44,339	27,017	23,807	13,115
Long-term securities purchased under agreements to resell	700,000	700,000	699,999	662,490	665,655
Interest earning deposits with banks	353,607	273,977	270,222	211,219	139,061
Other assets	1,119,454	1,145,200	1,157,289	1,122,230	1,106,528
Total assets	$24,522,263	$24,636,533	$24,963,453	$24,872,878	$25,042,733

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,749,104	$6,824,700	$7,257,102	$7,135,703	$7,065,849
Savings	881,045	838,900	821,908	829,197	831,038
Interest checking and money market	10,850,123	10,737,829	10,416,221	10,387,212	10,667,042
Time open & C.D.’s of less than $100,000	609,011	625,319	644,951	667,710	688,047
Time open & C.D.’s of $100,000 and over	1,134,900	1,134,194	1,119,352	1,326,290	1,510,001
Total deposits	20,224,183	20,160,942	20,259,534	20,346,112	20,761,977
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,339,278	1,560,573	1,625,828	1,500,987	1,363,031
Other borrowings	1,913	1,913	42,060	101,904	105,311
Total borrowings	1,341,191	1,562,486	1,667,888	1,602,891	1,468,342
Other liabilities	229,080	198,398	312,172	251,714	203,139
Total liabilities	21,794,454	21,921,826	22,239,594	22,200,717	22,433,458
Equity	2,727,809	2,714,707	2,723,859	2,672,161	2,609,275
Total liabilities and equity	$24,522,263	$24,636,533	$24,963,453	$24,872,878	$25,042,733

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
ASSETS:
Loans:
Business (1)	3.69%	3.48%	3.32%	3.25%	3.21%
Real estate — construction and land	5.06	4.69	4.41	4.31	4.30
Real estate — business	4.22	4.06	3.90	3.85	3.74
Real estate — personal	3.84	3.80	3.72	3.72	3.72
Consumer	4.39	4.25	4.07	4.02	3.94
Revolving home equity	4.51	4.25	4.06	4.03	3.84
Consumer credit card	12.05	12.06	11.90	12.03	11.90
Overdrafts	—	—	—	—	—
Total loans	4.49	4.33	4.18	4.13	4.06
Loans held for sale	6.72	6.45	5.55	5.36	5.75
Investment securities:
U.S. government and federal agency obligations	3.18	2.12	2.60	1.40	2.52
Government-sponsored enterprise obligations	1.88	1.84	1.69	1.61	1.59
State and municipal obligations (1)	3.06	3.06	3.60	3.57	3.61
Mortgage-backed securities	2.60	2.62	2.38	2.36	2.35
Asset-backed securities	2.32	2.11	1.94	1.82	1.72
Other debt securities	2.63	2.65	2.56	2.51	2.54
Total available for sale debt securities	2.66	2.52	2.52	2.34	2.42
Trading debt securities (1)	3.15	2.73	2.63	2.51	2.70
Equity securities (1)	89.68	3.64	3.30	4.02	3.97
Other securities (1)	6.68	6.73	6.67	5.39	10.50
Total investment securities	3.19	2.58	2.58	2.37	2.50
Federal funds sold and short-term securities purchased under agreements to resell	1.93	1.65	1.35	1.30	1.13
Long-term securities purchased under agreements to resell	2.17	2.38	2.36	2.28	2.22
Interest earning deposits with banks	1.80	1.69	1.18	1.24	1.04
Total interest earning assets	3.90	3.59	3.48	3.36	3.36

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.12	.12	.12	.12
Interest checking and money market	.23	.20	.17	.16	.15
Time open & C.D.’s of less than $100,000.46		.43	.40	.40	.39
Time open & C.D.’s of $100,000 and over	1.23	1.02	.88	.83	.75
Total interest bearing deposits	.32	.28	.24	.24	.23
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.18	1.04	.83	.75	.60
Other borrowings	2.52	2.54	3.59	3.53	3.47
Total borrowings	1.19	1.04	.90	.93	.81
Total interest bearing liabilities	.40%	.36%	.31%	.31%	.29%

Net yield on interest earning assets	3.65%	3.37%	3.29%	3.17%	3.18%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21% in 2018 and 35% in prior periods.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$159,532	$159,532	$157,832	$157,832	$157,832	$159,532	$155,932
Provision for losses	10,043	10,396	12,654	10,704	10,758	20,439	21,886
Net charge-offs (recoveries):
Commercial portfolio:
Business	36	(14)	768	195	318	22	415
Real estate — construction and land	(297)	(36)	(87)	(362)	(207)	(333)	(742)
Real estate — business	(40)	(205)	(48)	(106)	(10)	(245)	(49)
	(301)	(255)	633	(273)	101	(556)	(376)
Personal banking portfolio:
Consumer credit card	8,251	7,566	7,724	7,631	7,750	15,817	14,898
Consumer	1,862	2,528	2,184	3,057	2,642	4,390	4,738
Overdraft	326	444	376	445	292	770	727
Real estate — personal	(95)	57	(56)	(137)	(131)	(38)	(112)
Revolving home equity	—	56	93	(19)	104	56	111
	10,344	10,651	10,321	10,977	10,657	20,995	20,362
Total net loan charge-offs	10,043	10,396	10,954	10,704	10,758	20,439	19,986
Balance at end of period	$159,532	$159,532	$159,532	$157,832	$157,832	$159,532	$157,832

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	—%	—%	.06%	.02%	.03%	—%	.02%
Real estate — construction and land	(.12)	(.02)	(.04)	(.16)	(.10)	(.07)	(.18)
Real estate — business	(.01)	(.03)	(.01)	(.02)	—	(.02)	—
	(.01)	(.01)	.03	(.01)	—	(.01)	(.01)
Personal banking portfolio:
Consumer credit card	4.39	4.05	4.05	4.09	4.25	4.22	4.06
Consumer	.37	.49	.41	.59	.53	.43	.48
Overdraft	29.08	38.91	28.17	40.37	26.00	34.04	33.73
Real estate — personal	(.02)	.01	(.01)	(.03)	(.03)	—	(.01)
Revolving home equity	—	.06	.09	(.02)	.10	.03	.06
	.79	.82	.77	.83	.83	.80	.80
Total	.29%	.30%	.32%	.31%	.32%	.30%	.30%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.08%	.08%	.09%	.11%	.10%
Non-performing assets to total assets	.04	.05	.05	.06	.06
Allowance for loan losses to total loans	1.14	1.15	1.14	1.15	1.16

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$5,114	$5,557	$5,947	$6,821	$6,330
Real estate — construction and land	5	5	5	533	544
Real estate — business	2,465	2,546	2,736	2,346	1,833
Real estate — personal	1,888	2,169	2,461	2,863	3,504
Consumer	—	—	834	1,077	1,151
Total	9,472	10,277	11,983	13,640	13,362
Foreclosed real estate	1,039	1,300	681	1,063	515
Total non-performing assets	$10,511	$11,577	$12,664	$14,703	$13,877
Loans past due 90 days and still accruing interest	$13,453	$14,928	$18,127	$16,464	$14,630
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2018

For the quarter ended June 30, 2018, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $110.3 million, compared to $101.0 million in the previous quarter and $79.0 million in the same quarter last year. The increase in net income over the previous quarter was the result of 9.4% growth in net interest income and 4.3% growth in non-interest income. Non-interest expense declined $417 thousand, and the provision for loan losses also declined. Dividend income of $8.9 million was received on an equity investment that was liquidated, increasing net interest income this quarter. This income was offset by securities losses of a comparable amount resulting from the same transaction. Excluding the above dividend, the net interest margin increased 13 basis points this quarter to 3.50%. Quarterly average loans decreased slightly this quarter from the previous quarter, while average deposits increased $63.2 million. For the quarter, the return on average assets was 1.80%, the return on average common equity was 16.8%, and the efficiency ratio was 54.1%.

Balance Sheet Review
During the 2nd quarter of 2018, average loans totaled $13.9 billion, approximately the same as in the prior quarter, and grew $377.7 million, or 2.8%, over the same period last year. Compared to the previous quarter, average business and construction loans grew $27.6 million and $19.9 million, respectively. Personal real estate loans increased $16.9 million, while consumer loans declined $46.6 million this quarter. Within business loans, commercial and industrial loans grew $35.6 million but were offset by a decline in tax-free lending of $14.3 million and a slight decline in leasing activities. The growth in construction loans resulted from an increase in advances and new loans this quarter, offset by several larger loan paydowns. Customer demand for adjustable rate personal real estate loans retained by the Company resulted in the increase noted above. During the quarter, auto loans totaling $25.9 million were sold to another financial institution, which was a main factor in lower overall consumer loan totals. Also, home equity and marine/RV lending declined this quarter, but patient health care loans continued to increase and totaled $161.8 million at June 30, 2018. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $39.9 million, compared to $47.8 million in the prior quarter.

During the 2nd quarter of 2018, total average available for sale debt securities decreased $164.9 million from the previous quarter to $8.4 billion, at fair value. The decline in investment securities was mainly the result of lower average balances of municipal securities, government-sponsored obligations, and asset-backed securities, partially offset by increases in the average balances of mortgage-backed securities. Purchases of securities during the quarter totaled $469.8 million and were offset by sales, maturities and pay downs of $459.0 million. At June 30, 2018, the duration of the investment portfolio was 3.2 years, and maturities and pay downs of approximately $1.2 billion are expected to occur during the next 12 months.

Total average deposits increased $63.2 million this quarter compared to the previous quarter. The increase in average deposits resulted mainly from growth in interest checking (increase of $113.1 million), savings (increase of $42.1 million), and personal demand (increase of $26.9 million). Business demand and government demand accounts declined $68.0 million and $44.2 million, respectively, this quarter. Compared to the previous quarter, total average consumer and private banking deposits increased $74.7 million and $9.0 million respectively, while commercial banking deposits declined by $32.6 million. The average loans to deposits ratio was 68.9% in the current quarter and 69.1% in the prior quarter. The Company’s average borrowings totaled $1.3 billion, a decline of $221.3 million from the prior quarter’s balance.

Net Interest Income
Net interest income in the 2nd quarter of 2018 amounted to $211.0 million compared to $192.9 million in the previous quarter, an increase of $18.1 million. On a tax equivalent basis, net interest income for the current quarter increased $19.1 million over the previous quarter to $215.8 million. As noted previously, net interest income this quarter included a dividend of $8.9 million representing dividend income on a liquidated equity security which was carried at fair value. Excluding this item, the current quarter net yield on earning assets (tax equivalent) was 3.50%, compared to 3.37% in the previous quarter and 3.18% in the same period last year. Excluding this item, the increase in net interest income resulted mainly from higher rates on loan balances coupled with relatively stable funding costs. Also, inflation income on the Company’s treasury inflation-protected securities (TIPS) increased $2.5 million this quarter compared to the previous quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $7.2 million as a result of higher loan yields, especially on commercial loans. The average tax-equivalent yield on the loan portfolio increased 16 basis points this quarter to 4.49%, compared to 4.33% in the previous quarter.

Interest income on investment securities (tax equivalent) increased $13.4 million over the previous quarter, mainly due to the item mentioned above and higher TIPs inflation income. Also, the adjustment for premium amortization expense on slowing prepayment speeds for mortgage-backed and asset-backed securities increased interest income $1.5 million this quarter, due to a higher overall interest rate environment. The premium amortization adjustment for the prior quarter totaled $1.5 million. Inflation income on TIPS totaled $4.5 million in the current quarter and $2.0 million in the previous quarter. The yield on total investment securities was 3.19% in the current quarter and 2.58% in the previous quarter.

Interest costs on deposits remained low and totaled 32 basis points in the 2nd quarter of 2018, compared to 28 basis points in the prior quarter. Interest expense on deposits increased $1.6 million this quarter compared to the previous quarter due mainly to higher rates on corporate interest checking and money market accounts, and short-term jumbo certificates of deposit. Borrowing costs decreased slightly this quarter mostly due to lower average balances, offset by higher average rates paid on customer repurchase agreements. The overall rate paid on interest bearing liabilities was .40%, compared to .36% in the prior quarter.

Non-Interest Income
In the 2nd quarter of 2018, total non-interest income amounted to $124.9 million, an increase of $9.5 million, or 8.2%, compared to the same period last year. Also, current quarter non-interest income increased $5.2 million compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in bank card, swap, trust and deposit fee income.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2018

Total bank card fees in the current quarter increased $5.9 million, or 15.9%, over the same period last year and increased $1.8 million compared to the prior quarter. The growth compared to the 2nd quarter of 2017 resulted mainly from growth in net debit card income and corporate card interchange income. Corporate card net fees grew $4.7 million over the same quarter last year mainly due to growth in interchange income of 14.2%, coupled with lower network but higher rewards costs. Debit card net fees grew $1.8 million mostly because of lower network processing costs. Overall net merchant income was down 10.0% compared to the same quarter last year, but was up 2.1% compared to the prior quarter. Total bank card fees this quarter were comprised of fees on corporate card ($24.6 million), debit card ($10.2 million), merchant ($4.9 million) and credit card ($3.5 million) transactions.

In the current quarter, trust fees increased $3.9 million, or 11.8%, over the same period last year, resulting mainly from growth in both private client and institutional trust fee income. Compared to the same period last year, deposit account fees increased $1.0 million, or 4.5%, mainly due to growth in corporate cash management fees.

During the 2nd quarter of 2018, swap fees totaled $1.7 million, an increase of $1.3 million over the same period last year, while loan fees declined $862 thousand, mainly on lower gains on sales of residential mortgages. Gains on sales of tax credits were solid this quarter and totaled $1.0 million, which was $304 thousand higher than the same period last year. Non-interest income this quarter included $844 thousand of losses on sales of real estate and write downs on software costs, compared to gains of $1.7 million on the on sales of real estate and leased assets in the 2nd quarter of 2017. Non-interest income comprised 37.2% of the Company’s total revenue this quarter which was down from the same quarter in the prior year but reflects strong growth in net interest income during the second quarter of 2018.

Investment Securities Gains and Losses
The Company recorded net securities losses of $3.1 million in the current quarter and net securities gains of $5.4 million in the prior quarter. Net securities losses this quarter included private equity fair value gains of $3.8 million offset by an adjustment of $8.9 million (increasing losses) to recognize dividend income on a liquidated equity investment mentioned above. Also, other fair value adjustments on other equity securities totaled $1.8 million this quarter.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $181.9 million, compared to $176.9 million in the same period last year and $182.3 million in the prior quarter. The 2.8% increase in expense over the same period last year was mainly due to higher costs for salaries and benefits and data processing, partly offset by lower operating costs for occupancy, supplies and communication, and community service.

Compared to the 2nd quarter of last year, salaries and benefits expense increased $6.8 million, or 6.2%. Salaries expense grew $5.8 million, mainly due to higher full-time salary costs and growth in incentive compensation, while benefits expense grew 6.4% mostly due to higher medical costs. Full-time equivalent employees totaled 4,797 and 4,805 at June 30, 2018 and 2017, respectively.

Data processing costs increased $981 thousand, or 4.9%, mainly due to higher processing and software costs, while costs for occupancy, supplies and communication, equipment, and deposit insurance declined a total of $1.3 million this quarter compared to the same quarter last year. Marketing costs increased 14.6%, or $654 thousand, mainly due to new bank card initiatives which are being funded by reduced bank card network costs. Also, community service costs declined $2.3 million due to higher foundation contributions made last year.

Income Taxes
The effective tax rate for the Company was 21.1% in the current quarter, 18.7% in the previous quarter, and 29.6% in the 2nd quarter of 2017.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2018 amounted to $10.0 million, compared to $10.4 million in the prior quarter and $10.8 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .29% in the current quarter, compared to .30% in the previous quarter and .32% in the 2nd quarter of last year. During the 2nd quarter of 2018, the Company recorded net loan recoveries on commercial loans of $301 thousand, compared to net loan recoveries of $255 thousand in the prior quarter. Net loan charge-offs on personal banking loans totaled $10.3 million in the current quarter and $10.7 million in the previous quarter.

In the 2nd quarter of 2018, annualized net loan charge-offs on average consumer credit card loans were 4.39%, compared to 4.05% in the previous quarter, and 4.25% in the same quarter last year. Consumer loan net charge-offs were .37% of average consumer loans in the current quarter, .49% in the prior quarter and .53% in the same quarter last year. This quarter, the provision for loan losses equaled net loan charge-offs, and at June 30, 2018, the allowance totaled $159.5 million, or 1.14% of total loans.

At June 30, 2018, total non-performing assets amounted to $10.5 million, a $1.1 million decrease from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($9.5 million and $1.0 million, respectively). At June 30, 2018, the balance of non-accrual loans, which represented .07% of loans outstanding, included business loans of $5.1 million, business real estate loans of $2.5 million, and personal real estate loans of $1.9 million. Loans more than 90 days past due and still accruing interest totaled $13.5 million at June 30, 2018.

Other
During the 2nd quarter of 2018, the Company paid a cash dividend of $.235 per common share, representing a 9.8% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 31,764 shares of treasury stock during the current quarter at an average price of $63.02.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2018

significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.